Dresdner RCM Capital Funds
Rule 10f-3 Transactions
July 1, 1998 - December 31, 1998

Trade   Security          Dealer            No. of        Purchase
Date    Description                         Shares        Price
10/8/98 Swisscom AG       SG Warburg & Co.  3,400         $252.86
% of issue (1)
 .0154%
(1) Represents purchases by all affiliated funds; may not exceed 25% of the total of (a) the principal amount of the offering class sold by members of the underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Section 230.144A (a) (1) of the Investment Company Act of 1940, plus (b) the principal amount of the offering of such class in any concurrent public offering.
Total amount of offering: 22,065,000 shares
Members of underwriting syndicate
J.P. Morgan Securities Ltd.
Warburg Dillon Read LLC
Credit Suisse First Boston
Goldman, Sachs & Co.
Merrill Lynch & Co.
J.P. Morgan & Co.
HSBC Investment Banking
ABN Alex. Brown International
Morgan Stanley Dean Witter
Goldman Sachs International
UBS AG
Deutsche Bank AG London
Daiwa Europe Limited
Kleinwort Benson Limited
Paribas
ABN AMRO Rothschild
CA IB Investmentbank AG
Enskilda Securities, Skandinavskia
Societe Generale